UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

AQUA METALS, INC.
(Name of Registrant as Specified in Its Charter)

PHILOTIMO FUND, LP KANEN WEALTH MANAGEMENT, LLC DAVID L. KANEN ANTHONY AMBROSE ALAN B. HOWE PADNOS JEFFREY S. PADNOS S. SHARIQ YOSUFZAI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Kanen Wealth Management, LLC, together with the other participants named herein (collectively, “Kanen”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of Aqua Metals, Inc., a Delaware corporation.

On April 13, 2018, Kanen issued the following press release:

kanen COMMENTS ON NEW cfo APPOINTMENT AT aqua metals

NEW YORK, NY – April 13, 2018 /PRNewswire/ -- Kanen Wealth Management, LLC (together with its affiliates, “Kanen”), a stockholder of Aqua Metals, Inc. (“Aqua Metals” or the “Company”) (NASDAQ: AQMS), with aggregate ownership of approximately 8.0% of the Company’s outstanding shares, today issued a statement in response to the Company’s appointment of Frank Knuettel II as CFO of the Company.

David Kanen, the managing member of Kanen Wealth Management, stated, “We question the decision by the Aqua Metals Board to appoint Frank Knuettel II as the CFO of Aqua Metals. Mr. Knuettel was most recently the CFO of Marathon Patent Group, Inc. (“Marathon”), a company whose stock declined by over 90% in the past 40 months. On the day that Mr. Knuettel was appointed CFO of Marathon in May 2014, Marathon was trading at $16 per share. As of yesterday, Marathon closed at $1.42 per share. We also question the decision by the current Board to pay Mr. Knuettel $4,000 per month for the next year for his housing and travel expenses to and from Denver. In our view, these actions are yet more evidence of highly questionable decision-making by Board members who we believe are over-compensated, themselves, and who have overseen a nearly 85% stock price decline over the last year. We are all the more convinced of the need for real and immediate Board change at Aqua Metals to put the Company on the right path and reverse the recent and drastic underperformance.”

The graph below shows the stock price decline of Marathon Patent Group during Mr. Knuettel’s tenure as CFO.

Source: Bloomberg

About Kanen Wealth Management, LLC

Kanen Wealth Management, LLC is a Florida-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Kanen invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all stockholders.

Investor contacts:

David L. Kanen, (631) 863-3100

www.kanenadvisory.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Kanen Wealth Management, LLC, together with the other participants named herein (collectively, "Kanen"), has made a preliminary filing with the Securities and Exchange Commission (the "SEC") of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of stockholders of Aqua Metals, Inc., a public company formed under the laws of Delaware (the "Company").

KANEN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Philotimo Fund, LP ("Philotimo"), Kanen Wealth Management, LLC, David, L. Kanen, Anthony Ambrose, Alan B. Howe, PADNOS, Jeffrey S. Padnos and S. Shariq Yosufzai.

As of the date hereof, Mr. Kanen beneficially owns 2,283,678 shares of Common Stock of the Company. Mr. Kanen directly beneficially owns 116,082 shares of Common Stock of the Company. Philotimo beneficially owns 300,000 shares of Common Stock of the Company. Kanen Wealth Management, LLC beneficially owns 1,867,596 shares of Common Stock of the Company. Kanen Wealth Management, LLC as the general partner of Philotimo, may be deemed the beneficial owner of the 300,000 shares of Common Stock owned by Philotimo. Mr. Kanen, as the managing member of Kanen Wealth Management, LLC may be deemed the beneficial owner of the 1,867,596 shares of Common Stock owned by Kanen Wealth Management, LLC and the 300,000 shares of Common Stock owned by Philotimo. As of the date hereof, Mr. Padnos beneficially owns 318,000 shares of Common Stock of the Company. Mr. Padnos directly beneficially owns 118,000 shares of Common Stock of the Company. PADNOS beneficially owns 205,200 shares of Common Stock of the Company. Mr. Padnos, as the Chairman of PADNOS, may be deemed the beneficial owner of the 205,200 shares of Common Stock of the Company owned by PADNOS.

As of the date hereof, Messrs. Ambrose, Howe and Yosufzai do not directly or beneficially own any securities of the Company.